Exhibit 10.31a

            IOMEGA INCENTIVE PLAN AWARDS FOR NAMED EXECUTIVE OFFICERS


      The Compensation Committee has approved the 1995 bonus plan and payout structure under the Iomega Incentive Plan for the Corporation's named executive officers (other than Mr. Kim B. Edwards, the Corporation's President and Chief Executive Officer, who is not a participant in the Plan) (the "Named Officers"). Targeted bonuses for 1995 for the Named Officers range from 30% to 35% of salary. Actual bonuses can range from 0% to 400% of such person's targeted bonus. The program metric for each of the Named Officers is the "corporate sales and profitability plan" (except in the case of Mr. Nageshwar whose program metrics are the "European sales and operating profit plan" (75%) and the "corporate sales and profitability plan" (25%)).

      In addition, for each of the Named Officers, a separate bonus of 20% of salary (or 40% if such person's targeted bonus under the Iomega Incentive Plan was 30%) will be paid if the corporation achieves certain levels of sales and pretax income.